UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 13, 2017

Date of Report (Date of earliest event reported)

Canbiola, Inc.

(Exact name of registrant as specified in its charter)

Florida	____333-208293_______	20-3624118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

445 NE 12th Ave. Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 516-205-4751

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 13, 2017, Canbiola, Inc. (the “Company”) and RedDiamond Partners LLC, a Delaware limited liability company (“RedDiamond”), entered into a Securities Purchase Agreement (the “Agreement”). Pursuant to the Agreement, RedDiamond agreed to purchase an aggregate of $150,000 of Series B Preferred Shares (“Preferred Shares”), to be designated by the Company, at $0.95 per share, for an aggregate of 157,895 Preferred Shares.

The purchase shall take be conducted though multiple closings, with the first closing occurring within ninety (90) days from the execution of the Agreement (“First Closing”). Upon the First Closing, RedDiamond shall purchase $100,000 of Preferred Shares. Additional closings shall be conducted on each monthly anniversary following the date of the First Closing (“Additional Closings”) until RedDiamond has purchased an aggregate of $150,000 of Preferred Shares. RedDiamond may accelerate any Additional Closing or decline any Additional Closing if the Company is in breach of the Agreement, there is a “Triggering Event” as defined in the Agreement, or if the Company’s management has committed fraud.

Each party’s obligation to proceed with any closing is conditioned on, among others, the other party’s satisfaction of all obligations under the Agreement and the accuracy of such party’s representations in the Agreement at the time of the applicable closing. Further, in addition to standard representations and warranties, the Agreement contains numerous representations by the Company relating to its capital structure, financial condition, operations, outstanding securities, contractual obligations, ability to sell the Preferred Shares to RedDiamond pursuant to the Securities Act of 1933 and the like. The Agreement also contains several restrictions on the Company’s abilities to, among others, raise capital, issue securities, and take on additional debt.

Pursuant to the Agreement, the Company has the right of first refusal to purchase the Preferred Shares held by RedDiamond, or its successors or assigns, in the event it receives an offer from a third party to Purchase the Preferred Shares, on the same terms offered by the third party. In addition, RedDiamond has the right of first offer during the twelve (12) months following execution of the Agreement to provide the Company with Financing, should the Company desire to consummate such a transaction with a third party. The Agreement is attached as an Exhibit to this current report.

In order to facilitate the transactions contemplated by the Agreement, the Company’s board of directors has, by written resolution, designated a new series of preferred stock as Series B Preferred Stock with the rights and privileges detailed in the Certificate of Designations included as an Exhibit to this current report. The Company’s shareholders have authorized 5,000,000 preferred shares to be issued by the Company in such series as designated by its board of directors. From such authorized shares, the board of directors has designated 500,000 shares as Series B Preferred Shares. However, the Company has not yet filed the documents with state of Florida to effectuate the above change to the Company’s articles of incorporation and is waiting to do so until expiration of 40 days from its filing of its Definitive Form 14C with the SEC, which is expected to be completed shortly. The First Closing is conditioned on such filing.

On October 17, 2017, the Company entered into a consulting agreement (“Consulting Agreement”) with John P. Salerno (“Salerno”) whereby Salerno will provide the Company with product development and marketing consulting services and sit on the Company’s medical advisory board. In consideration for such services, the Company has agreed to pay Salerno 2,000,000 shares of the Company’s common stock according to the following vesting schedule:

500,000 Upon execution of the Consulting Agreement

500,000 On January 17, 2018

500,000 On April 17, 2018

500,000 On July 17, 2018

The Consulting Agreement is for a term of one year, but may be terminated by either party with five (5) days’ notice or immediately upon breach by the other party.

Statements contained in this current report that are not statements of historical fact are intended to be and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based, including but not limited to the Company filing of an amendment to its Articles of Incorporation to authorize preferred stock and designate the Series B Preferred Stock. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. The Company undertakes no obligation to update or revise this current report to reflect future developments except as otherwise required by the Securities Exchange Act of 1934.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosures in Item 1.01 relating to issuance of shares to Salerno, who has been issued the first tranche of 500,000 shares pursuant to Section 4(a)(2) of the Securities Act of 1933, is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits. The following exhibits are filed herewith:

99.1

Agreement with RedDiamond

99.2

Certificate of Designations for Series B Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Canbiola, Inc.

Date: October 18, 2017	By:	___/s/ Marco Alfonsi________ Marco Alfonsi, CEO

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